Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-106113, 333-75994, 333-61694, 333-116619, 333-116618) and the Registration Statement on Form S-3 (No. 333-72430) of HealthExtras, Inc. of our report, dated March 11, 2005, relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of HealthExtras, Inc., which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
McLean, Virginia

March 13, 2006